Exhibit 10.5

SETTLEMENT AGREEMENT

AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (this “Agreement”) is entered into by and among Ronald G. Hiscock (“Hiscock”), Alphatec Holdings, Inc., a Delaware corporation (“AHI”), and Alphatec Spine, Inc., a California corporation (“ASI”). Collectively, AHI and ASI and their respective subsidiaries and affiliates shall be referred to herein as “Alphatec”, and collectively Hiscock and Alphatec shall be referred to herein as the “Parties” and individually as a “Party”.

1. This Agreement is entered into with reference to the following facts:

a. Hiscock had an employment agreement with Alphatec dated August 4, 2006, for a term of three years, subject to renewal (the “Employment Agreement”). Hiscock’s position as Chief Executive Officer and President of Alphatec terminated effective as of December 19, 2006 (the “Termination”).

b. In connection with his employment, Hiscock was issued 436,919 shares of AHI common stock (the “Restricted Shares”) and 7,261 shares of AHI New Redeemable Preferred Stock (the “Restricted Preferred”), which Restricted Shares and Restricted Preferred were subject to repurchase by Alphatec under certain circumstances.

c. As an investor, Hiscock also paid $100,000.00 in exchange for 19,931 shares of AHI common stock and 3,591 shares of New Preferred stock (together referred to as the “Investment Shares”), which Investment Shares are not sold, relinquished or cancelled by this Settlement Agreement and Mutual Release. In addition, Hiscock and/or family members own stock in AHI purchased either as “family and friends” stock and/or in the open market (the “Open Market Shares”), which Open Market Shares are not sold, relinquished or cancelled by this Settlement Agreement and Mutual Release.

d. The Parties desire and hereby agree to finally settle all potential claims regarding the Termination, as well as all other matters except as noted herein, in accordance with the terms, covenants and conditions hereinafter set forth.

2. Consideration to Hiscock.

a. AHI shall arrange for the sale (the “Block Sale”), pursuant to Rule 144 under the Securities Act of 1933, as amended, of such number (the “Requisite Number”) of Restricted Shares as equals (i) Six Hundred Eighty Thousand Dollars ($680,000.00) divided by (ii) the per share purchase price (without regard to brokerage fees and commissions) in the Block Sale, and Hiscock shall retain the full amount of the proceeds of the Block Sale.

b. In the event that, for any reason, the Requisite Number of Restricted Shares is not sold in the Block Sale, or the Block Sale does not occur, prior to twenty-eight days after the Effective Date (defined in Section 12(f) below), AHI shall repurchase from Hiscock (a “Repurchase”), in cash by wire transfer of immediately available funds, such number of Restricted Shares as equals (i) Six Hundred Eighty Thousand Dollars ($680,000.00) (minus the proceeds of the Block Sale, if any) divided by (ii) the closing price of one share of AHI common stock (as quoted on Nasdaq) on the date immediately prior to the date of the Repurchase. In the event of a Repurchase in lieu of the Block Sale, culminating in Hiscock receiving Six Hundred Eighty Thousand Dollars ($680,000.00) in stock proceeds, AHI shall be under no further obligation to arrange for the Block Sale. In all events, whether by Block Sale, a Repurchase or any combination of the two, Hiscock shall receive stock proceeds in the amount of Six Hundred Eighty Thousand Dollars ($680,000) no later than twenty-eight (28) days after the Effective Date of this Agreement AND after Hiscock delivers to Alphatec, care of its General Counsel, Ebun Garner, stock certificates in negotiable form and all documentation reasonably necessary to effectuate the Block Sale.

c. Any and all fees and expenses incurred in connection with the Block Sale or a Repurchase, including brokerage fees and commissions and the cost of counsel to render a legal opinion with respect to the Block Sale, shall be the obligation of and paid by AHI.

d. Hiscock shall cooperate with the Block Sale. Without limiting the generality of the foregoing, Hiscock shall deliver to Alphatec, care of its General Counsel, Ebun Garner, all of the stock certificates for the Restricted Shares, with stock powers executed in blank. If Hiscock has lost any of his stock certificates for the Restricted Shares, then Alphatec shall reasonably cooperate with Hiscock to assist him in obtaining replacement certificates. Any and all (i) Restricted Shares not included in the Block Sale or a Repurchase and (ii) Restricted Preferred shall thereupon be cancelled, and Hiscock shall have no further rights or interests therein.

e. Upon the Effective Date, AHI shall release the Investment Shares and the Open Market Shares from any and all contractual restrictions imposed on those shares by Alphatec pursuant to a Lock-Up Agreement or similar agreement.

f. Hiscock expressly acknowledges and agrees that he is not relying on any tax advice from Alphatec with respect to the Block Sale, a Repurchase or any combination thereof, or with respect to the transaction(s) addressed in clauses a, b and c of this paragraph 2, and that he is solely responsible for any and all tax liabilities with respect thereto.

3. Mutual Release.

a. In exchange for the promises described above, including but not limited to the transaction(s) addressed in clauses a, b and c of paragraph 2 above, and in consideration of all of the terms and conditions of this Agreement, the Parties hereto mutually hereby and forever release and discharge each other and (as applicable) their successors, subsidiaries, parents, predecessors, affiliates, divisions, employees, owners, officers, directors, assigns, agents, representatives, shareholders, insurers and attorneys, from any and all causes of action, actions, judgments, liens, damages, losses, claims, liabilities and demands whatsoever, whether known or unknown, which they ever had, now have, or hereafter can, shall or may have for, upon or by reason of any act, transaction, practice, conduct, matter, cause, effect or thing of any kind whatsoever, occurring prior to the date of execution of this Agreement, including, but not limited to, the Termination, or any act, transaction, practice or conduct or effect (a) which was alleged or asserted, or which might have been alleged or asserted, in the course of negotiating the terms of the Termination; or (b) which arises out of, or relates in any manner to, Hiscock’s employment with Alphatec, the Employment Agreement or the Termination, including, but not limited to, any claims for: breach of contract, fraud, negligence, conversion, misappropriation, retaliation, emotional distress, breach of the implied covenant of good faith and fair dealing, defamation, discrimination or harassment under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, (the “ADA”), the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Older Workers Benefit Protection Act, as amended, (the “OWBPA”), the Worker Adjustment and Retraining Notification Act, the Federal and California Family Medical Leave Acts, the California Fair Employment and Housing Act, as amended, the California Constitution, the Employee Retirement Income Securities Act, as amended, the Fair Labor Standards Act, as amended, and any analogous California or laws or any other federal, state or local statute, ordinance, or regulation, including the California Labor Code, or any other claim, whether at common law or statutory. It is expressly agreed and understood that this Agreement is a general release as to all matters occurring or arising before the Effective Date, including but not limited to claims for any additional shares, commissions, stock, bonuses, wages, severance or other benefits from Alphatec.

b. Notwithstanding anything to the contrary in this paragraph 3 or in this Agreement, or which could be construed to the contrary, Hiscock expressly does not release any rights or causes of action, actions, judgments, liens, damages, losses, claims, liabilities and demands whatsoever, that he had or now has or hereafter can, shall or may have, whether fixed or contingent, liquidated or unliquidated, or in the future may have, which relate to: (1) all rights, entitlements, privileges and benefits expressly created or preserved by this Agreement, including but not limited to the Investment Shares and the Open Market Shares, (2) all defense, indemnity, contribution and hold harmless rights, entitlements, privileges and benefits to which Hiscock is entitled under (a) common law, (b) any Alphatec bylaws or other governing corporate documents, or (c) any of Alphatec’s insurance or indemnity policies including those covering present and former employees, officers and/or directors, all including without limitation, with respect to claims, actions or suits by others against Hiscock in his former status as an employee, officer or director of Alphatec.

4. Unknown Claims, Waiver of California Civil Code § 1542. The Parties understand and expressly agree that this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, arising from or attributable to any conduct of the other party and (as applicable) their successors, subsidiaries, parents, predecessors, affiliates, and divisions, and (as applicable) their shareholders, owners, employees, officers, directors, assigns, agents, representatives and attorneys, whether set forth in any pleading or demand referred to herein or not, including but not limited to any workers’ compensation claims, and that any and all rights granted to the Parties under section 1542 of the California Civil Code or any analogous state law or federal law or regulation, are hereby expressly WAIVED. Said section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

5. No Further Action. The Parties represent that they have filed no charges, claims or complaints of any kind against the other Party. The Parties further agree and covenant not to file any grievances, claims, complaints or lawsuits against any of the persons or entities released in paragraphs 3 and 4 herein, based upon any matters released in those paragraphs.

6. Waiver of Administrative Claims. The Parties acknowledges that the execution of this Agreement shall have the legal effect of withdrawing any charges or complaints the Parties may have filed with any federal, state or local agency regarding any and all alleged wrongful conduct by persons or entities released herein occurring prior to the date of the execution of this Agreement.

7. Cooperation. Hiscock agrees that with respect to any existing or future litigation, arbitration or legal dispute (“Third Party Dispute”) involving Alphatec and a third party with whom Hiscock had any connection whatsoever during the time of his employment with Alphatec or involving any third party having a contractual relationship with Alphatec, including but not limited to any Alphatec employee or ex-employee, customer, vendor, broker, bank, or competitor, Hiscock will reasonably cooperate with Alphatec in the defense or prosecution of that Third Party Dispute. Reasonable cooperation shall include, without limitation, providing testimony, providing assistance and information to outside counsel representing Alphatec, and providing assistance to authorized Alphatec representatives and outside counsel in preparation for trial, hearing, arbitration or any other proceeding. Hiscock understands and agrees that he may be required to travel as part of this duty of reasonable cooperation. Hiscock further agrees and covenants that he shall cooperate with Alphatec in responding to any unresolved or open questions or business concerns arising out of or relating to Hiscock’s business relationship with Alphatec, and that such cooperation shall not be unreasonably withheld or delayed. In connection with any and all of the foregoing, Alphatec shall reimburse Hiscock for all of his reasonable expenses (it being understood that such expenses shall be approved by Alphatec in advance), and Alphatec and Hiscock shall mutually determine a commercially reasonable per diem or hourly compensation to reimburse Hiscock for his time. The generality of the foregoing notwithstanding, the payment obligation set forth in the preceding sentence shall not apply to any complaint or employment claim by Bob Lynn or any other Third Party Dispute in which Hiscock is a party or a subpoenaed witness. Under such circumstances, however, Alphatec shall still reimburse Hiscock for any reasonable expenses it approves in advance that Hiscock incurs as part of his duty of cooperation.

8. Nondisparagement.

a. The Parties agree that they will not make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame or disparage the personal or business reputation, practices or conduct of the Parties including, if applicable, their shareholders, owners, employees, directors, officers, representatives and attorneys. The Parties acknowledge and agree that the disparagement prohibition herein extends to statements, written or verbal, as well as any Alphatec documents and information made or delivered to anyone, including but not limited to the news media, investors, potential investors, any board of directors or advisory board or directors, industry analysts, competitors, banks, investment banks, vendors, employees and customers.

b. Hiscock covenants that upon receipt by Hiscock of the stock proceeds of Six Hundred Eighty Thousand Dollars ($680,000.00) referenced in paragraph 2 above, he and all of his agents, representatives and attorneys will return to Alphatec’s General Counsel, and retain no copies of, each and every confidential or proprietary document, file, report and similar instrument, including all emails, that came into his possession during the course of his employment at Alphatec, with a written certification that all such materials have been so returned. Nothing in this paragraph, however, shall be deemed to require Hiscock or his counsel to return any such document, file, report and similar instrument which constitutes or includes attorney-client privileged information and/or attorney work product, which shall either be destroyed by Hiscock’s counsel or shall remain solely in the possession of Hiscock’s counsel, and not Hiscock.

9. No Future Employment with Alphatec. In exchange for the promises described above, Hiscock and Alphatec acknowledge and agree that Hiscock will not, at any future time, apply for any position with Alphatec, or any of its affiliates, subsidiaries, divisions or parent companies that may then exist, and that in accordance with this Agreement, Alphatec has no obligation to consider such application or hire Hiscock. Hiscock agrees this forbearance to seek future employment is purely contractual and is in no way involuntary, discriminatory or retaliatory.

10. References.

a. If Hiscock wants to include Alphatec as a reference, the Vice President responsible for human resources at Alphatec shall inform any person(s) making inquiries regarding Hiscock that pursuant to Alphatec policy, Alphatec can only inform them of (a) dates of employment, (b) positions held and, (c) with Hiscock’s authorization, his compensation terms at Alphatec.

b. Alphatec’s internal personnel/human resources file shall reflect that Hiscock’s termination was by mutual agreement.

11. Confidentiality. The provisions of this Agreement shall be held in strictest confidence by the Parties and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Hiscock may disclose the Agreement in confidence to his immediate family (provided he obtains from such immediate family member in advance their agreement to preserve the confidentiality of the information); (b) the Parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers and financial advisors; (c) Alphatec may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the Parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

12. OWBPA Notification and Waiver. In accordance with the Older Workers Benefit Protection Act of 1990, 29 U.S.C. § 626(f), Hiscock understands, acknowledges and agrees to the following and that the following is true and correct:

a. This waiver is part of the Agreement between Hiscock and Alphatec, which is written in a manner that Hiscock understands;

b. He understands that, in signing the Agreement, he is not waiving rights or claims that may arise after the date that this waiver is executed, except as otherwise expressly set forth in this Agreement;

c. He is waiving rights or claims only in exchange for consideration in addition to anything of value to which he is already entitled;

d. He acknowledges that he is hereby advised and has been advised in writing by Alphatec to seek the advice of counsel prior to signing the Agreement, that he has consulted with counsel, before signing the Agreement and Hiscock is executing this Agreement only after consultation with counsel;

e. He acknowledges that he has the right to have at least twenty-one (21) days within which to consider the Agreement and to decide whether to execute it. After advice of his counsel, Hiscock hereby knowingly waives any part of this twenty-one (21) day period remaining after the date he signs this Agreement; and

f. He acknowledges and understands that for a period of seven (7) days following his execution of this Agreement, he can revoke this Agreement, and this Agreement shall not become enforceable until the eighth day following the date of Hiscock’s execution of this Agreement, provided the Agreement has not been revoked prior to such date by Hiscock (the “Effective Date”). Any such revocation by Hiscock must be in writing, signed by Hiscock and delivered to Alphatec’s General Counsel, Ebun Garner, before the close of the seven day period referenced above.

13. Representations and Warranties. The Parties warrant and represent that (a) they have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any right or claim that has been, or might have been, asserted in the Termination, or any part thereof or any interest therein, and (b) the Parties are the sole owner of the rights and claims which are alleged in and constitute or constituted the subject matter of the Termination or claims released in paragraphs 3 and 4 above. Parties shall indemnify and hold the other party harmless from any and all liabilities, claims, demands, actions, causes of action, damages, costs, expenses and attorneys’ fees incurred by them or any of them as a result of any breach of the foregoing warranties and representations. This indemnification shall not require a person or entity released in paragraphs 3 and 4 herein seeking indemnification to have made payment to a third party claimant as a condition precedent to recovery of the indemnity granted herein.

14. Independent Legal Advice and Investigation. Each Party has received independent legal advice with respect to the advisability of entering into this Agreement. Each Party has made such investigation of the facts pertaining to this Agreement and of all other matters pertaining hereto as he or it deems necessary.

15. No Admission of Liability. Each Party acknowledges and agrees that this is a compromise settlement, which is not in any respect, nor for any purpose, to be deemed or construed to be any admission or concession of any liability whatsoever on the part of the other Party and that any such liability has been expressly denied.

16. Further Actions. Each Party agrees to, or cause his or its counsel to, execute any additional documents and take any further action which may reasonably be required in order to consummate this Agreement or otherwise to fulfill the obligations of the Parties thereunder. Each Party is to bear his or its own costs and attorneys’ fees incurred in connection with any such additional action.

17. Modifications. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by all Parties. No waiver shall be binding unless executed in writing by the Party making the waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

18. Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California. The Parties hereto irrevocably consent and submit to the jurisdiction of the courts of the State of California, sitting in San Diego County, as the exclusive venue for any action related in any way to this Agreement.

19. Integration. This Agreement constitutes an integration of the entire understanding and agreement of the Parties with respect to the matters referred to in this Agreement. Any representation, promise or condition, whether written or oral, between the Parties with respect to the matters referred to in this Agreement which is not specifically incorporated in this Agreement shall not be binding upon any of the Parties and the Parties acknowledge that they have not relied, in entering into this Agreement, upon any representations, promises or conditions not specifically set forth in this Agreement. No prior oral or written understanding, covenant, or agreement between the Parties shall survive the execution of this Agreement. Notwithstanding any of the foregoing, Hiscock acknowledges and agrees that after the Effective Date, certain provisions of the Employment Agreement, Section 7.1 (“Proprietary Information”) and Section 7.2(b) (“Solicitation”) shall be in full force and effect and incorporated herein by reference. To the extent there is any discrepancy between the terms of the above listed provisions and the terms of this Agreement herein, this Agreement shall control. Each Party assumes the risk of any misrepresentation, concealment, or mistake, and if any Party should subsequently discover that any fact relied upon in entering into this Agreement was untrue, or that any fact was concealed from him or it, or that, his or its understanding of the facts or law was incorrect, he or it shall not be entitled to set aside this Agreement.

20. Heirs and Assigns. The Parties understand and expressly agree that this Agreement shall bind and benefit (as applicable) their heirs, employees, owners, officers, directors, shareholders, subsidiaries, affiliates, successors, predecessors, agents, witnesses, attorneys, representatives, and assigns.

21. Severability. If any provision of this Agreement is held by a Court or tribunal of competent jurisdiction to be invalid, void, or unenforceable for whatever reason, the remaining provisions shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.

22. Counterparts. This Agreement may be executed in counterparts and, when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original and all counterparts taken together shall constitute one and the same agreement, which shall be binding and effective as to all Parties. The Parties may exchange signatures via facsimile or PDF and such facsimile or PDF signatures shall have the same force and effect as if in original ink.

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement and Mutual General Release as of the date opposite their signatures.

Ronald G. Hiscock, an individual

Dated: June 14, 2007		/s/ Ronald G. Hiscock
Ronald G. Hiscock

ALPHATEC HOLDINGS, INC.

Dated: June 14, 2007	By:	/s/ Steven M. Yasbek
	Its:	Chief Financial Officer

ALPHATEC SPINE, INC.

Dated: June 14, 2007	By:	/s/ Steven M. Yasbek
	Its:	Chief Financial Officer